Vanguard Tax-Managed Small-Cap Fund

Supplement to the Prospectus and Summary Prospectus for AdmiralTM Shares dated April 7, 2014

Prospectus and Summary Prospectus Text Changes

The paragraph and table under "Fees and Expenses" are replaced with the following:

Fees and Expenses
The following table describes the fees and expenses you may pay if you buy and hold Admiral Shares of the Fund.

Shareholder Fees
(Fees paid directly from your investment)

Sales Charge (Load) Imposed on Purchases               None
Purchase Fee                                           None
Sales Charge (Load) Imposed on Reinvested Dividends    None
Redemption Fee                                         None
Account Service Fee (for certain fund account
balances below $10,000)                                $20/year

Annual Fund Operating Expenses
(Expenses that you pay each year as a percentage of the value of your investment)

Management Fees                                        0.10%
12b-1 Distribution Fee                                 None
Other Expenses                                         0.02%
Total Annual Fund Operating Expenses1                  0.12%

1 The expense information shown in the table has been restated to reflect the removal of expenses incurred indirectly by the Fund through its investment in business development companies. The Fund's benchmark index no longer includes business development companies.

(over, please)

In the same section, under "Example," the table illustrating hypothetical expenses is restated as follows:

1 Year      3 Years      5 Years      10 Years
$12         $39          $68          $154

2014 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor. PS 103A 042014